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                                                                     Exhibit 3.1

                                 STATE OF OREGON
                              CORPORATION DIVISION
                          255 Capitol St. NE, Suite 151
                            Salem, Oregon 97310-1327

Submit the Original
and One True Copy
(831.115) $50

Registry No. 318756-93

                            ARTICLES OF INCORPORATION
                              Business Corporation

                                   ARTICLE 1

          The name of the corporation is Greenbrier Oregon, Inc.

                                   ARTICLE 2

          The registered office of the corporation is located at 1600 Pioneer Tower, 888 SW Fifth Avenue, in the City of Portland, County of Multnomah, State of Oregon. The name of its registered agent at that address is TT Administrative Services, LLC.

                                   ARTICLE 3

          The name and address of the incorporator is Sherrill A. Corbett, Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon 97204-2099.

                                   ARTICLE 4

          The mailing address to which notices may be mailed is TT Administrative Services, LLC, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon 97204-2099.

                                   ARTICLE 5

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Oregon Business Corporation Act.

                                   ARTICLE 6

          Section 1. Authorized Capital Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the corporation is authorized to issue is 75,000,000 shares, of which 25,000,000 shares shall be Preferred Stock, without par value, and 50,000,000 shares shall


ARTICLES OF INCORPORATION - 1

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be Common Stock, without par value. Of the 25,000,000 shares of authorized
Preferred Stock, 200,000 shares shall be designated as Series A Participating Preferred Stock.

          Section 2. Preferred Stock. The Board of Directors is expressly vested with authority to adopt a resolution or resolutions providing for the issuance of Preferred Stock from time to time in one or more series. The Board of Directors is expressly authorized to fix, state and express, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the preferences, limitations and relative rights including, without limitation:

               (a) the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation;

               (b) whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative;

               (c) the voting rights, if any, to be provided for shares of such series;

               (d) the rights and preferences, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

               (e) the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for securities or other property of the corporation and the terms and conditions, including price and rate of exchange of such conversion or exchange;

               (f) the redemption (including sinking fund provisions), if any, for shares of such series; and

               (g) such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix.

          If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of a series of Preferred Stock shall be insufficient to pay such holders the full preferential amount to which they are entitled, such assets shall be distributed ratably among the shares of such series of Preferred Stock in proportion to the full amounts which would be payable on such shares if all amounts payable thereon were paid in full.

          Section 3. Common Stock. The holders of Common Stock shall be entitled to one vote per share on each matter to be voted upon by the corporation's shareholders. Except as otherwise required by law, or pursuant to the terms of any series of Preferred Stock, all series of Preferred Stock (upon which voting rights shall have been conferred) and the Common Stock shall vote together as a single class or voting group on any matter submitted to a vote of


ARTICLES OF INCORPORATION - 2

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shareholders. Shares of Common Stock shall not have cumulative voting rights with respect to any matter.

          Section 4. Series A Participating Preferred Stock.

               Subsection 1. Designation and Amount. There shall be a series of Preferred Stock of the corporation which shall be designated as "Series A Participating Preferred Stock, without par value" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 200,000. Such number of shares may be increased or decreased by the Board of Directors without shareholder action; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the shares outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation.

               Subsection 2. Dividends and Distributions.

                    (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock, without par value ("Common Stock") of the corporation and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 per share ($.01 per one one-hundredth of a share), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and
(ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per share equal to 100 times the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time after July 26, 2004 (the "Rights Declaration Date"), declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock are entitled under clauses (i)(b) or (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


ARTICLES OF INCORPORATION - 3

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                    (B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Subsection 2(A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share ($.01 per one one-hundredth of a share) on the Series A Preferred Stock shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

                    (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

               Subsection 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                    (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                    (B) Except as otherwise provided in these Articles of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the corporation.


ARTICLES OF INCORPORATION - 4

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                    (C) Except as otherwise provided in these Articles of
Incorporation or by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

               Subsection 4. Certain Restrictions.

                    (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                         (i) declare or pay dividends on, make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                         (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                         (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                         (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any share of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                    (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under Subsection 4(A), purchase or otherwise acquire such shares at such time and in such manner.

               Subsection 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The corporation shall take all such action as is necessary so that all such shares shall after their cancellation become authorized but unissued


ARTICLES OF INCORPORATION - 5

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shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by Articles of Amendment adopted by the Board of Directors without shareholder action, subject to the conditions and restrictions on issuance set forth herein.

               Subsection 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (i) $1.00 per share ($.01 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock are entitled under clause (A)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               Subsection 7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


ARTICLES OF INCORPORATION - 6

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               Subsection 8. No Redemption. The shares of Series A Preferred
Stock shall not be redeemable. Notwithstanding the foregoing, the corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law or these Articles of Incorporation.

               Subsection 9. Rank. Unless otherwise provided in these Articles of Incorporation or an amendment thereof relating to a subsequent series of Preferred Stock of the corporation, the Series A Preferred Stock shall rank junior to all other series of the corporation's Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the corporation.

               Subsection 10. Amendment. These Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

               Subsection 11. Fractional Shares. Series A Preferred Stock may be issued in one-hundredths of a share or other fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                                   ARTICLE 7

          The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:

               (a) Except as otherwise provided in these Articles of Incorporation or the Bylaws of the corporation relating to the rights of the holders of any series of Preferred Stock, voting separately by group or series, to elect additional directors under specified circumstances, the number of directors of the corporation shall be as fixed from time to time by or pursuant to the Bylaws of the corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock, voting separately by group or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the discretion of the President of the corporation to maintain such proportionality. The directors shall initially be classified into classes by the President of the corporation. Each initial director in Class I shall hold office for a term expiring at the 2007 annual meeting of shareholders, each initial director in Class II shall hold office initially for a term expiring at the 2008 annual meeting of shareholders, and each initial director in Class III shall hold office for a term expiring at the 2009 annual meeting of shareholders. Notwithstanding the foregoing provisions of this ARTICLE 7, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of shareholders commencing with the 2007 annual meeting, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following


ARTICLES OF INCORPORATION - 7

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the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Election of directors need not be by written ballot unless provided by the Bylaws of the corporation.

               (b) Except as otherwise provided in these Articles of Incorporation or the Bylaws of the corporation relating to the rights of the holders of any series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may only be removed from office at any time with cause by the affirmative vote of not less than a majority of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as single class. Unless previously filled by the vote of at least a majority of the total number of outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, any vacancy in the Board of Directors resulting from any such removal may be filled by the Board of Directors, or if the Directors remaining in office constitute less than a quorum then such vacancies may be filled by a vote of a majority of the directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall have been elected and qualified or until their earlier death, resignation or removal.

               (c) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               (d) Notwithstanding the foregoing, whenever the holders of any one or more class or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, as the same may be amended from time-to-time, and such directors so elected shall not be divided into classes pursuant to this ARTICLE 7 unless expressly provided by such terms.

               (e) Special meetings of shareholders of the corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors, the President of the corporation or the holders of not less than 25 percent of all votes entitled to be cast on the matters to be considered at such meeting.

               (f) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the corporation. In addition, the Bylaws of the corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class.


ARTICLES OF INCORPORATION - 8

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                                   ARTICLE 8

          No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability, to the extent provided by applicable law, for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under ORS 60.367, or (iv) any transaction from which the director derived an improper personal benefit. If the Oregon Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Business Corporation Act, as so amended. This ARTICLE 8 shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this ARTICLE 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                    ARTICLE 9

          The Board of Directors of the corporation may provide, pursuant to Bylaws or other actions or agreements, that the corporation shall indemnify to the fullest extent permitted by the Oregon Business Corporation Act, as in effect at the time of the determination, any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including any action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan of the corporation or any of its subsidiaries, or serves or served at the request of the corporation, or any of its subsidiaries, as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The rights of indemnification provided in this ARTICLE 9 shall be in addition to any rights to which any such person may otherwise be entitled under any future amendment to these Articles of Incorporation or under any bylaw, agreement, statute, policy of insurance, vote of shareholders or board of directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

                                   ARTICLE 10

          The corporation reserves the right at any time and from time to time to amend, alter, rescind or repeal any provisions contained herein; and other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by or pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.


ARTICLES OF INCORPORATION - 9

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                                   ARTICLE 11

          Notwithstanding any other provisions of these Articles of Incorporation, other than ARTICLE 10, or the Bylaws of the corporation, the affirmative vote of the holders of not less than fifty-five percent (55%) of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, ARTICLE 7, ARTICLE 8,
ARTICLE 9, ARTICLE 10 and ARTICLE 11 of these Articles of Incorporation.

          DATED: October 24, 2005


                                        /s/ Sherrill A. Corbett
                                        ----------------------------------------
                                        Sherrill A. Corbett, Incorporator

Person to contact about this filing:

Sherrill A. Corbett
Telephone - 503/802-2049


ARTICLES OF INCORPORATION - 10